Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Video Display Corporation
Tucker, Georgia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-15337) of Video Display Corporation of our reports dated June 14, 2005, except as to Note 2, which is as of June 8, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

Atlanta, Georgia	/s/ BDO Seidman, LLP
June 14, 2006